UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GATEWAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive

Irvine, California 92618

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (949) 471-7000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Item 1.	Description of Registrant’s Securities to Be Registered.

Item 1 of the Form 8-A filed by Gateway, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 4, 2000 is hereby amended and supplemented by adding the following at the end thereof:

On August 27, 2007, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Acer Inc., a company organized under the laws of the Republic of China (“Parent”), and Galaxy Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition Sub”).

Subject to the terms and conditions of the Merger Agreement, Acquisition Sub will commence a tender offer (the “Offer”) to purchase all of our outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights (the “Rights”), issued pursuant to the Rights Agreement, dated as of January 19, 2000, as amended (the “Rights Agreement”), between us and UMB Bank, N.A. (the “Rights Agent”) (such Common Stock, together with the associated Rights, the “Company Shares”), at a purchase price of $1.90 per share in cash (the “Offer Price”). Upon successful completion of the Offer, Acquisition Sub will be merged (the “Merger”) with and into us, with each outstanding Company Share being converted into the right to receive the Offer Price in cash, and we will survive the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger Agreement, we entered into a First Amendment to Rights Agreement, dated as of August 27, 2007 (the “Rights Amendment”), with the Rights Agent to amend the Rights Agreement. The Rights Amendment renders the Rights inapplicable to the Offer, the Merger, the Tender and Support Agreements referred to in the Merger Agreement and the other transactions contemplated by the Merger Agreement, and provides for expiration of the Rights immediately prior to the effective time of the Merger. A copy of the Rights Amendment was filed as Exhibit 4.1 to the Current Report on Form 8-K that we filed with the SEC on August 27, 2007, and is incorporated by reference herein. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.

Exhibit No.	Description
4.1	Rights Agreement, dated as of January 19, 2000, between Gateway, Inc. and UMB Bank, N.A., as Rights Agent, including all exhibits thereto (incorporated herein by reference to Exhibit 1.0 to the Company’s Form 8-A dated February 4, 2000).

4.2	First Amendment to Rights Agreement, dated as of August 27, 2007, between Gateway, Inc. and UMB Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated August 27, 2007).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GATEWAY, INC.

Date: August 30, 2007	By:	/S/ J. EDWARD COLEMAN
Name: J. Edward Coleman Title: Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement, dated as of January 19, 2000, between Gateway, Inc. and UMB Bank, N.A., as Rights Agent, including all exhibits thereto (incorporated herein by reference to Exhibit 1.0 to the Company’s Form 8-A dated February 4, 2000).

4.2	First Amendment to Rights Agreement, dated as of August 27, 2007, between Gateway, Inc. and UMB Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K dated August 27, 2007).